Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

99 ACQUISITION GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	457(a)	32,000,000	(1)	10.00	$320,000,000	$0.00014760	$47,232	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A			N/A		N/A		N/A	N/A	N/A	N/A
	Total Offering Amounts						$320,000,000		$47,232
	Total Fees Previously Paid								N/A
	Total Fee Offsets								N/A
	Net Fee Due								$47,232

(1)	Relates to common stock, par value $0.001 per share, of 99 Acquisition Group, Inc. (“NNAG”), a Delaware corporation, issuable to the stockholders of Nava Health MD, Inc. (“Nava”), a Maryland corporation, upon the consummation of the proposed merger of Nava and NNAG Merger Sub, Inc., a Maryland corporation and a wholly-owned subsidiary of NNAG, with and into Nava (the “Merger”), with Nava surviving the Merger as a wholly-owned subsidiary of NNAG.

(2)	Calculated pursuant to Rule 457 under the Securities Act by calculating the product of (i) the maximum aggregate offering price and (ii) 0.00014760.